EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (No. 333-58649 and No. 333-58899) on Form S-8 of Midwest Banc Holdings, Inc. of our report dated January 17, 2003, except for notes 12 and 27, as to which the date is April 14, 2003, relating to the consolidated financial statements of Midwest Banc Holdings, Inc. and subsidiaries as of December 31, 2002 and for the two years then ended, which report is incorporated by reference in this Annual Report on Form 10-K of Midwest Banc Holdings, Inc. for the year ended December 31, 2003.

Crowe Chizek and Company LLC

Oak Brook, Illinois
March 15, 2004